UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EPICEPT CORPORATION

(Name of Registrant as Specified In Its Charter)

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The EpiCept Corporation Annual Meeting of Stockholders has been adjourned until 1:00 PM EDT on Thursday, July 2, 2009 at the company’s headquarters at 777 Old Saw Mill River Road, Tarrytown, New York, with respect to Proposal No. 3 on amending the company’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock of the company from 180,000,000 (consisting of (i) 175,000,000 shares of common stock of the company, par value $0.0001 per share, and (ii) 5,000,000 shares of preferred stock of the company, par value $0.0001 per share) to 230,000,000 (consisting of (i) 225,000,000 shares of common stock of the company, par value $0.0001 per share, and (ii) 5,000,000 shares of preferred stock of the company, par value $0.0001 per share).

At the reconvened meeting, a stockholder vote on Proposal No. 3 will take place. EpiCept’s Board of Directors is recommending that its stockholders vote for the approval of the proposal. The record date for stockholders entitled to vote at the reconvened meeting remains April 9, 2009. Stockholders who have not yet voted for Proposal No. 3, or who want to change their vote, may do so by going to www.proxyvote.com (with their proxy vote control number) until 11:59 PM EDT on Wednesday July 1, 2009, or to www.epicept.com/arsstamma to vote in Swedish.

EpiCept has filed a proxy statement with the Securities and Exchange Commission (the “SEC”) pursuant to which the company is soliciting proxies in connection with seeking stockholder approval of Proposal No. 3. Stockholders are urged to read the proxy statement and other relevant documents filed with the SEC.

On June 23, 2009, EpiCept sold 12 million shares of its common stock at $.80 per share and two-and-one-half-year warrants to purchase up to 4.2 million shares of common stock at an exercise price of $.90 per share exercisable beginning December 23, 2009. The company does not currently have a sufficient number of authorized shares of common stock to cover the full exercise of the warrants. For that reason, should Proposal No. 3 be approved, approximately 3.7 million of the 50 million additional shares of common stock that would be authorized would be reserved for issuance upon exercise of the warrants. Otherwise, there are no existing plans, arrangements or understandings relating to the issuance of any of the authorized but unissued shares that would be available as a result of the proposed increase in authorized shares of capital stock from 180,000,000 shares to 230,000,000 shares.